UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2014

Cole Corporate Income Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54940	27-2431980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
Distributions
The board of directors of Cole Corporate Income Trust, Inc. (the “Company”) authorized a daily distribution, based on 365 days in the calendar year, of $0.001780821 per share (which equates to approximately 6.50% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period commencing on January 1, 2015 and ending on March 31, 2015 (or such earlier date as the Company closes its pending merger with Select Income REIT (the “Merger”)). If applicable, the payment date for each of the daily distributions of the period commencing on January 1, 2015 and ending on January 31, 2015 will be in February 2015. The payment date for each of the daily distributions of the period commencing on February 1, 2015 and ending on February 28, 2015 will be in March 2015. The payment date for each of the daily distributions of the period commencing on March 1, 2015 and ending on March 31, 2015 will be in April 2015. To the extent the Merger closes in advance of March 31, 2015, daily distributions will be paid in connection with the closing of the Merger in respect of the period beginning on the first day of the month in which such closing occurs through the closing date.
Renewal of Advisory Agreement
The Company’s board of directors approved a six-month renewal of the Advisory Agreement with Cole Corporate Income Advisors, LLC, the Company’s advisor. As a result of the renewal, the Advisory Agreement is extended through May 31, 2015, unless earlier terminated in connection with the closing of the Merger, and may be renewed for an unlimited number of successive periods thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2014	COLE CORPORATE INCOME TRUST, INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Chief Financial Officer and Treasurer
Principal Financial Officer

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